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                         [ALLIED CAPITAL LETTERHEAD]


                          Allied Capital Corporation
                        Allied Capital Corporation II
                    Allied Capital Commercial Corporation
                      Allied Capital Lending Corporation
                        Allied Capital Advisers, Inc.

                                                                November 4, 1997

Dear Stockholder:

As you know, the Allied Capital companies listed above have agreed to merge, and your Board of Directors has recommended that you vote to approve the merger. The merger will create a company that is larger, more efficient and more competitive, with greater potential to grow assets and earnings available for dividends.

As of the date of this letter, the combined market value of the five companies has increased by more than 20% since the date we announced the merger. Management believes that the approval and completion of the merger, anticipated to be on December 31, 1997, will enhance the company's market liquidity and visibility.

A SPECIAL MEETING OF STOCKHOLDERS TO APPROVE THE MERGER PROPOSAL IS SCHEDULED FOR NOVEMBER 26, 1997. A joint proxy statement/prospectus was delivered to you recently, but to date we have not received your vote. YOUR VOTE IS VERY IMPORTANT. If we do not receive your vote, your shares will be counted as voting against the merger. THE BENEFITS OF THE MERGER WILL NOT OCCUR UNLESS TWO-THIRDS OF THE SHARES OUTSTANDING OF EACH OF THE MERGING COMPANIES VOTE IN FAVOR.

For your convenience, we have provided three easy methods by which you may register your vote:

1.     BY TELEPHONE:         Simply call toll free (800) 733-8481, Extension
                             405. Operators are available to take your vote
                             Monday through Friday between the hours of 9:00
                             AM and 11:00 PM eastern time.

2.     BY FAX:               Fax your executed proxy card(s) to us toll free
                             at (800) 733-1885 anytime.

3.     BY MAIL:              Return your executed proxy card(s) in the
                             enclosed postage paid envelope.

I urge you to act promptly so that we may obtain a sufficient number of votes to hold the meeting as scheduled and avoid any possible need to adjourn. Please note that if you hold shares in more than one of the Allied Capital companies, or in more than one account, you have received multiple proxy cards. PLEASE VOTE WITH EACH PROXY CARD YOU HAVE RECEIVED.

If you have questions about the merger proposal, you are encouraged to contact us toll free at (888) 818-5298. Your prompt attention to this matter benefits all stockholders.

Sincerely,

/s/ Bill Walton

William L. Walton
Chief Executive Officer